Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated February 24, 2017, with respect to the consolidated balance sheets of VWR Corporation as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income or loss, redeemable equity and stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2016, and the related notes (collectively, the consolidated financial statements), incorporated herein by reference to the Form S-1 (File No. 333-229578) of Avantor, Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
November 14, 2019